EXHIBIT 1.A.5

            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                          FORM NUMBER V602 OF DEPOSITOR

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PHOENIX HOME LIFE          Main Administrative Office:  Statutory Home Office:
Mutual Insurance Company   One American Row             99 Troy St.
                           Hartford, CT  06115          East Greenbush, NY 12061

--------------------------------------------------------------------------------

  FIRST INSURED:       John M. Phoenix    Mary A. Phoenix       :SECOND INSURED
ISSUE AGE & SEX:       35 - Male          35 - Female           :ISSUE AGE & SEX

  POLICY NUMBER:       3000000            March 1, 1997         :POLICY DATE
    FACE AMOUNT:       $250,000

Dear Policyowner:

We agree to pay the benefits of this policy in accordance with its provisions. It is important to us that you are satisfied with your policy and that it meets your insurance goals. For service or information on this policy, contact the agent who sold the policy, any of our agency offices, or our Variable and Universal Life Administration at the following address:

         PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
         VARIABLE AND UNIVERSAL LIFE ADMINISTRATION
         101 MUNSON STREET
         P.O. BOX 942
         GREENFIELD, MA  01302-0942

RIGHT TO CANCEL. You have the right to cancel this policy within a limited time after the policy is delivered to you. The policy may be canceled by returning the policy to us at our Variable and Universal Life Administration before the later of:

1.   10 days after the policy is delivered to you; or
2.   10 days after a Notice of Right to Cancel is delivered to you; or
3.   45 days after Part 1 of the application is signed

for a refund of:

1.   the policy value less debt, if any; plus
2. any monthly deductions, partial surrender fees, and other charges made under the policy.

The policy value and debt will be determined as of the nearest Valuation Date coincident with or following the date we receive the returned policy at our Variable and Universal Life Division.

Signed for Phoenix Home Life Mutual Insurance Company at its Main Administrative Office in Hartford, Connecticut.

                                Sincerely yours,



         Secretary                                       Chief Executive Officer
                                   Registrar

     FLEXIBLE PREMIUM SURVIVORSHIP VARIABLE UNIVERSAL LIFE INSURANCE POLICY
                       INSURANCE PAYABLE AT SECOND DEATH
                      PREMIUMS PAYABLE UNTIL SECOND DEATH
THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUB-ACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 7 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

V602                      ELIGIBLE FOR ANNUAL DIVIDENDS

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                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY
                                 SCHEDULE PAGE


                               BASIC INFORMATION
                               -----------------


     POLICY NUMBER:      3000000              MARCH  1,  1997       :POLICY DATE

     FACE AMOUNT:        $250,000


DEATH BENEFIT OPTION:    Death Benefit Option 1 or as later changed as provided
                         herein

OWNER:                   OWNER AS STATED ON THE APPLICATION UNLESS LATER
                         CHANGED.
BENEFICIARY:             AS STATED ON THE APPLICATION UNLESS LATER CHANGED.

                                    INSUREDS
                                    --------

                       INSURED          ISSUE AGE & SEX      RISK CLASSIFICATION
                       -------          ---------------      -------------------
FIRST INSURED:      JOHN M. PHOENIX       35 MALE                NONSMOKER
SECOND INSURED:     MARY A. PHOENIX       35 FEMALE              NONSMOKER

                                    PREMIUMS
                                    --------

ISSUE PREMIUM:                $1,200.00 due on March 1, 1997

SUBSEQUENT PLANNED ANNUAL
PREMIUM:                      $1,200.00

TOTAL PREMIUM LIMIT:          Greater of $20,782.86 and result of $1,988.72
                              multiplied by the number of policy elapsed years
                              (or fraction thereof) ending on March 1, 2062.

PREMIUM DUE DATES:            The amount and time of premium payments following
                              the Policy Date are flexible. Subsequent planned premiums are payable on the first day of each March thereafter until the second death of the insureds, but not beyond March 1, 2062.



V602                     DATE PREPARED: MARCH 1, 1997                     1 of 8

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                                 SCHEDULE PAGE
                                  (CONTINUED)


POLICY NUMBER:           3000000


               SUBACCOUNT ALLOCATION SCHEDULE ON THE POLICY DATE
               -------------------------------------------------

                                         MONTHLY
     SUBACCOUNT*         PREMIUMS       DEDUCTIONS**

     Money Market          100%         Proportionate






































      * See next page for description of subaccounts.

     ** See Part 1 for definition of Proportionate. Subaccounts marked
        "NONE" will be charged with a portion of the monthly deduction only if the subaccounts marked "PROPORTIONATE" are not sufficient to make the full monthly deduction.


V602                     DATE PREPARED: MARCH 1, 1997                     2 of 8

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                                 SCHEDULE PAGE
                                  (CONTINUED)


POLICY NUMBER:           3000000

                         SEPARATE ACCOUNT SUBACCOUNTS

FUND:  THE PHOENIX EDGE SERIES FUND

MONEY MARKET             The investment objective of the Money Market Subaccount
                         is to provide maximum current income consistent with capital preservation and liquidity.

GROWTH The investment objective of the Growth Subaccount is to achieve intermediate and long-term growth of capital, with income as a secondary consideration.

MULTI-SECTOR FIXED       The investment objective of the Multi-Sector Subaccount
INCOME                   is to seek long-term total return by investing in a
                         diversified portfolio of high yield (high risk) and high quality fixed income securities.

STRATEGIC ALLOCATION     The investment objective of the Allocation Subaccount
                         is to realize as high a level of total rate of return over an extended period of time as is considered consistent with prudent investment risk.

INTERNATIONAL            The investment objective of the International
                         Subaccount is to seek a high total return consistent with reasonable risk. The International Subaccount intends to invest primarily in an internationally diversified portfolio of equity securities. The
                         International Portfolio provides a means for investors to invest a portion of their assets outside the United
                         States.

BALANCED The investment objective of the Balanced Subaccount is to seed a reasonable income, long-term capital growth and conservation of capital. The Balanced Subaccount intends to invest based on combined considerations of risk, income, capital enhancement and protection of capital value.

REAL ESTATE              The investment objective of the Real Estate Securities
SECURITIES               Subaccount is to seek capital appreciation and income
                         with approximately equal emphasis. It intends under normal circumstances to invest in marketable securities of publicly traded Real Estate Investment Trusts
                         (REITS) and companies operate, develop, manage and/or invest in real estate located primarily in the United
                         States.

STRATEGIC THEME          The investment objective of the Strategic Theme
                         Subaccount is to seek long-term appreciation of capital by identifying securities benefiting from long-term trends present in the United States and abroad. The
                         Strategic Theme Subaccount intends to invest primarily in common stocks believed to have substantial potential for capital growth.

ABERDEEN NEW ASIA        The investment objective of the Asia Series is to seek
                         long-term capital appreciation. The Asia Series will invest primarily in a diversified portfolio of equity securities of issuers organized and principally operating in Asia, excluding Japan.

FUND:  WANGER ADVISORS TRUST:

WANGER SMALL CAP:        The investment objective of the Wanger Small Cap
                         Subaccount is to provide long-term growth. The Wanger
                         Small Cap Subaccount will invest in a series that invests primarily in securities of U.S. companies with capitalization of less than $1 billion.


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                                 SCHEDULE PAGE
                                  (CONTINUED)


POLICY NUMBER:           3000000


WANGER INTERNATIONAL     The investment objective of the Wanger International
SMALL CAP                Small Cap Subaccount is to provide long-term growth.
                         The Wanger International Small Cap Subaccount will invest in a series that invests primarily in securities of Non-U.S. Companies with capitalization of less than $1 billion.


                         GENERAL ACCOUNT SUBACCOUNTS

GUARANTEED INTEREST      The Guaranteed Interest Account is not part of the
ACCOUNT                  Separate Account. It is part of our General Account. We
                         reserve the right to limit cumulative deposits, including transfers, to the unloaned portion of the Guaranteed Interest Account during any one-week period to not more than $250,000. We will credit interest daily on the amounts allocated under this policy to the Guaranteed Interest Account.

                         The loaned portion of the Guaranteed Interest Account will be credited interest at an effective annual fixed rate of 2%.

                         Twice each calendar month, we will set the interest rate that will apply to to any deposit made to the unloaned portion of the Guaranteed Interest Account, during the applicable period of that month. In no event will the effective annual rate of interest on such portion be less than 4%. That rate will remain in effect for such deposits for an initial guarantee period of one full year. Upon expiry of the initial one-year guarantee period, and for any deposits whose guarantee has just ended, the applicable rate shall be the same rate that applies to new deposits made at the time the guarantee period expires. Such rate shall likewise remain in effect for such deposits for a subsequent guarantee period of one full year.




V602                     DATE PREPARED: MARCH 1, 1997                     4 of 8

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                                 SCHEDULE PAGE
                                  (CONTINUED)


POLICY NUMBER:           3000000

                         SUBACCOUNT FEES
                         ---------------

MAXIMUM DAILY MORTALITY AND EXPENSE RISK FEE:

                         0.0000219 (Based on Annual Rate of 0.80% for first 15
                                   Policy Years)
                         0.0000068 (Based on Annual Rate of 0.25% after 15
                                   Policy Years)

MAXIMUM DAILY TAX FEE:   0 or such greater amount as may be assessed as a result
                         of a change in tax laws.


                         POLICY CHARGES
                         --------------

ISSUE EXPENSE CHARGE:    $600

SALES CHARGE:            20% of first 1,200.00 of premium paid in the first
                         policy year
                         5% of any premium paid in excess of 1,200.00 in the first policy year
                         5% of all premiums paid in policy years 2-10

PREMIUM TAX CHARGE:      2.25% of premiums paid in all years

FEDERAL TAX CHARGE:      1.50% of premiums paid in all years

MONTHLY DEDUCTION:       See Part 4, "Monthly Deduction". Includes cost of
                         insurance, any rider charges, any flat extra mortality charges, and a monthly administrative charge. The monthly administrative charge will be $20 in policy years 1-10, and $0 thereafter.

MAXIMUM TRANSFER         $0   -  First two transfers per policy year
CHARGE:                  $10  -  Subsequent transfers per policy year

PARTIAL SURRENDER FEE:   Lesser of $25.00 or 2% of partial surrender amount
                         paid.

SURRENDER CHARGE:        See Table on next page.


                         OTHER RATES
                         -----------

GUARANTEED INTEREST ACCOUNT:

     UNLOANED PORTION:   Minimum Rate 4%

     LOANED PORTION:     2%

LOANED INTEREST RATE:    4% for the first 10 policy years, 3% for policy years
                         11-15, and 2.5% thereafter.




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                                 SCHEDULE PAGE
                                  (CONTINUED)


POLICY NUMBER:           3000000


                                SURRENDER CHARGE
                                ----------------

In Policy years 1 through 10, the full Surrender Charge is given in the table below. The applicable Surrender Charge in any Policy Month is the full Surrender Charge minus any Surrender Charges previously paid, but not less than zero. In all policy years after the 10th policy year, the Surrender Charge is zero.



                         MAXIMUM SURRENDER CHARGE TABLE


        Policy       Surrender     Policy     Surrender     Policy     Surrender
        Month         Charge       Month       Charge       Month       Charge
        -----         ------       -----       ------       -----       ------

        1-70         1,200.00       85         840.00        100         480.00
         71          1,176.00       86         816.00        101         456.00
         72          1,152.00       87         792.00        102         432.00
         73          1,128.00       88         768.00        103         408.00
         74          1,104.00       89         744.00        104         384.00

         75          1,080.00       90         720.00        105         360.00
         76          1,056.00       91         696.00        106         334.00
         77          1,032.00       92         672.00        107         310.00
         78          1,008.00       93         648.00        108         288.00
         79            984.00       94         624.00        109         264.00

         80            960.00       95         600.00        110         240.00
         81            936.00       96         576.00        111         216.00
         82            912.00       97         552.00        112         192.00
         83            888.00       98         528.00        113         168.00
         84            864.00       99         504.00        114         144.00

                                                             115         120.00
                                                             116          96.00
                                                             117          72.00
                                                             118          48.00
                                                             119          24.00

                                                             120           0.00






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                                 SCHEDULE PAGE
                                  (CONTINUED)


POLICY NUMBER:           3000000




              TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK
                       BASED ON 1980 CSO MORTALITY TABLE


        Policy       Surrender     Policy     Surrender     Policy     Surrender
        Month         Charge       Month       Charge       Month       Charge
        -----         ------       -----       ------       -----       ------

         1             .0002        21           .0739       41          2.1300
         2             .0007        22           .0879       42          2.5135
         3             .0012        23           .1040       43          2.9439
         4             .0019        24           .1222       44          3.4207
         5             .0027        25           .1435       45          3.9532

         6             .0036        26           .1688       46          4.5584
         7             .0048        27           .1988       47          5.2529
         8             .0061        28           .2356       48          6.0557
         9             .0078        29           .2810       49          6.9808
         10            .0096        30           .3365       50          8.0149

         11            .0118        31           .4020       51          9.1497
         12            .0144        32           .4784       52         10.3643
         13            .0175        33           .5657       53         11.6548
         14            .0210        34           .6645       54         13.0003
         15            .0252        35           .7777       55         14.4127

         16            .0301        36           .9116       56         15.8921
         17            .0360        37          1.0718       57         17.4599
         18            .0431        38          1.2677       58         19.1569
         19            .0517        39          1.5072       59         21.0548
         20            .0618        40          1.7948       60         23.3682

                                                             61         26.5171
                                                             62         31.3547
                                                             63         39.5952
                                                             64         54.6527
                                                             65         83.3333















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                                 SCHEDULE PAGE
                                  (CONTINUED)


POLICY NUMBER:           3000000



                       TABLE OF FACE AMOUNTS OF INSURANCE
                       ----------------------------------


         ISSUE DATE                              FACE AMOUNT

         March 1, 1997                            $250,000



                           RIDERS AND RIDER BENEFITS
                           -------------------------



                       RIDER                            PAYABLE     MONTHLY
RIDER DESCRIPTION      DATE      AMOUNT     PREMIUM       TO        CHARGE
-----------------      ----      ------     -------       --        ------

No Riders Attached






V602                     DATE PREPARED: MARCH 1, 1997                     8 of 8

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                               TABLE OF CONTENTS


Part                                                        Page

Schedule Page(s)
     Basic Information
     Description of Sub-accounts
     Policy Charges and Rates
     Table of Surrender Charges
     Table of Guaranteed Maximum
        Insurance Rates
     Table of Face Amounts of Insurance
        and Riders


Table of Contents

1.  Definitions                                                 1

2.  About the Policy                                            3
        Effective Date of Insurance                             3
        Entire Contract                                         3
        Dividends                                               3
        Contestability                                          3
        Suicide                                                 3
        Misstatement of Age or Sex                              4
        Assignments                                             4
        Annual Reports                                          4
        Transaction Rules                                       4

3.  Rights of Owner                                             5
        Who is the Owner                                        5
        What are the Rights of the Owner                        5
        How to Change the Owner                                 6

4.  Premiums                                                    6
        Premium Payments                                        6
        Premium Deductions                                      6
        Net Premium Allocation to
           Subaccounts                                          6
        Premium Flexibility                                     7
        Total Premium Limit                                     7
        Grace Period and Lapse                                  7
        Policy Value                                            8
        Monthly Deduction                                       8

5.  The Accounts                                                9
        Guaranteed Interest Accounts                            9
        Separate Account                                       10
        Voting Rights                                          11
        Share of Separate Account
           Subaccount Values                                   11
        Unit Value                                             11
        Net Investment Factor                                  11

6.  Lifetime Benefits                                          12
        Transfers                                              12
        Loans                                                  13
        Loan Interest                                          14
        Cash Surrender Value                                   14
        Full Surrender                                         14
        Partial Surrender                                      14
        Additional Insurance Option                            15

7.  Death Benefits                                             16
        Death Benefit Option A                                 17
        Death Benefit Option B                                 17
        Minimum Death Benefit                                  18
        Death Benefit Following Younger
           Insured's Age 100                                   18
        How to Change the Death Benefit
           Option                                              18
        Request for a Decrease in Face
           Amount                                              18
        Death Proceeds                                         19
        Interest on Death Proceeds                             19
        The Beneficiary                                        19
        How to Change the Beneficiary                          19

8.  Payment Options                                            20
        Who May Elect Payment Options                          20
        How to Elect a Payment Option                          20
        Payment Options                                        20
        (1)  Payment in One Sum                                20
        (2)  Left to Earn Interest                             20
        (3)  Payments for a Specified Period                   21
        (4)  Life Annuity with Specified Period
               Certain                                         21
        (5)  Life Annuity                                      21
        (6)  Payments of a Specified Amount                    22
        (7)  Joint Survivorship Annuity with
               10-year Period Certain                          22
       Additional Interest                                     22

9.  Tables of Payment Option Amounts                           23

                              POLICY SUMMARY


ABOUT THIS SUMMARY            This summary briefly highlights some of the major
                              policy provisions. Since this is a summary, only the detailed provisions of the policy will control. Those provisions contain full information and any limits or restrictions that apply. To locate this policy's provisions, use the Table of Contents. Your policy is a legal contract between You and Us. You should, therefore, READ YOUR
                              POLICY CAREFULLY.

                              Check the Schedule Page of this policy to make sure it reflects the type and amount of insurance requested. Please call on your agent or Us at any time you have questions about your policy.

THE TYPE OF POLICY            This is a variable universal life policy based on
                              the lives of two Insureds. It provides certain benefits during the lifetime of each of the Insureds and certain benefits at the Second Death.

LIFETIME BENEFITS             The lifetime benefits include:

                                  the right to make policy loans;

                                  the right to assign the policy;

                                  the right to change the owner or beneficiary;

                                  the right to surrender the policy;

                                  the right to change the death benefit option;

                              Each of these rights is subject to some
                              limitations or requirements as described by the particular provisions contained in the policy and its riders.

DEATH BENEFITS                We will pay a death benefit to the beneficiary if
                              both Insureds die while the policy is In Force.
                              Payment of benefits may be affected by other provisions in this policy. For example, see the provisions in Part 2 about suicide, contestability and misstatement of age or sex.

RIDERS This policy may contain riders which include added benefits or limitations.






V602                                                              Policy Summary

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                              PART 1: DEFINITIONS

ASSIGNS Any persons to whom You assign an interest in this policy if We have notice of the assignment in accordance with the provisions stated in Part 2.

ATTAINED AGE                  Age of the insured on the birthday nearest the
                              most recent policy anniversary.

BASIC POLICY                  The policy as it exists, without any additional
                              rider benefits.

DEBT Unpaid loans against this policy plus accrued interest.

GENDER The terms "he", "his" and "him" are applicable without regard to sex. Where proper, "she", "hers" or "her" may be substituted.

IN FORCE                      The policy has not terminated.

IN WRITING (WRITTEN REQUEST)  In a written form satisfactory to Us and filed at
                              Our VULA.

INSUREDS The First Insured and the Second Insured, as named on the Schedule Page.

MONTHLY CALCULATION DAY       The first Monthly Calculation Day of a policy is
                              the same day as its Policy Date as shown on the Schedule Page. Subsequent Monthly Calculation Days are the same day for each month thereafter or, if such does not fall within a given month, the last day of that month will be the Monthly Calculation
                              Day.

OLDER INSURED                 The older insured is the person among the Insureds
                              on Page 1 of the Schedule Pages who was born first.

PAYMENT DATE                  The Valuation Date on which a premium payment or
                              loan repayment is received at Our VULA unless it is received after the close of the New York Stock
                              Exchange in which case it will be the next
                              Valuation Date.

POLICY ANNIVERSARY            The anniversary of the Policy Date.

POLICY DATE                   The policy date as shown on the Schedule Page. It
                              is the date from which Policy Years and policy anniversaries are measured.

POLICY MONTH                  The period from one Monthly Calculation Day up to,
                              but not including, the next Monthly Calculation
                              Day.

POLICY VALUE                  The policy value as defined in Part 4.

POLICY YEAR                   The first Policy Year is the one-year period from
                              the Policy Date to, but not including, the first
                              Policy Anniversary. Each succeeding Policy



V602                                    1

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                              Year is the one-year period from the Policy
                              Anniversary to, but not including, the next Policy Anniversary.

PROPORTIONATE                 Amounts are allocated to Subaccounts on a
                              proportionate basis such that the ratios of this policy's Subaccounts values to each other are the same before and after the allocation.

SECOND DEATH                  The death of the last of the Insureds to die.
                              Unless You and We agree otherwise, if We are unable to determine which of the Insureds was the last of the Insureds to die on the basis of the proofs of death furnished to Us, the First Insured shall be considered the last of the Insureds to die.

SEPARATE ACCOUNT              Phoenix Home Life Variable Universal Life Account.

SUBACCOUNTS                   The Guaranteed Interest Account (exclusive of the
                              loaned portion of such account) and the accounts within Our Separate Account to which non-loaned assets under the policy are allocated as described in Part 5.

UNIT A standard or measurement, as described in Part 4, used to determine the share of this policy in the value of each Subaccount of the Separate Account.

VALUATION DATE                Every day the New York Stock Exchange is open for
                              trading and Phoenix Home Life is open for business.

VALUATION PERIOD              The period in days from the end of one Valuation
                              Date through the next Valuation Date.

VULA                          Our Variable and Universal Life Administration.
                              The address is shown on the cover page of this policy.

WE (OUR, US)                  Phoenix Home Life Mutual Insurance Company.

YOU (YOUR)                    The owner of this policy.

YOUNGER INSURED               The younger insured is the person among the
                              Insureds listed on Page 1 of the Schedule Pages who was born last.


V602                                    2

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                              PART 2: ABOUT THE POLICY

EFFECTIVE DATE OF INSURANCE   This policy will begin In Force on the Policy
                              Date, provided the issue premium is paid while both Insureds are alive.

ENTIRE CONTRACT               This policy and the written application of the
                              policyholder, a copy of which is attached to and made a part of the policy, are the entire contract between You and Us. Any change in the provisions of the contract, to be in effect, must be signed by one of Our executive officers and countersigned by Our registrar or one of Our executive officers.
                              This policy is issued by Us at Our Main
                              Administrative Office in Hartford, Connecticut.
                              Any benefits payable under this policy are payable at Our Main Administrative Office.

DIVIDENDS                     While this policy is In Force it will share in Our
                              divisible surplus to the extent that We may provide. We do not expect any dividends to be apportioned to this policy. The share to be apportioned to this policy, if any, will be determined annually by Us and credited no later than the end of the Policy Year for which it was determined. You may elect that the dividend be paid to You in cash or applied under any method mutually agreed to by You and Us.

CONTESTABILITY                We rely on statements made by or for the Insureds
                              in the written application. These statements are considered to be representations and not warranties. We can contest the validity of this policy and any coverage under it for any material misrepresentation of fact. To do so, however the misrepresentation must be contained in an application and the application must be attached to this policy when issued or made a part of this policy when a change is made.

                              We cannot contest the validity of the original face amount of this policy after it has been In Force during the Insureds' lifetime for two years from its Policy Date. If We contest the policy, it will be based on the application for this policy.

                              If We contest the validity of the face amount provided under this policy, the amount We pay with respect to such face amount will be limited to the higher of a return of any paid premium required by Us for the contested face amount, or the sum of any monthly deductions made under this policy for the contested face amount.

SUICIDE If within two years from the Policy Date, either of the Insureds die by suicide, while sane or insane and while the policy is In Force, this policy will cease and become void.

                              We will pay to you the Policy Value adjusted by the following amounts:

                              a. We add any monthly deductions and any other fees and charges made under this policy;


V602                                    3

                              b.  We subtract any Debt owed Us under this
                                  policy.



MISSTATEMENT OF AGE           If the age or sex of either insured has been
OR SEX                        misstated, any benefits payable under this policy
                              will be adjusted to reflect the correct ages and sexes as follows:

                              (A) For adjustments made prior to the Second
                                  Death, no change will be made to the then current cost of insurance rates, but subsequent cost of insurance rates will be adjusted to such rates that would apply had this policy been issued based on the correct ages and sexes.

                              (B) For adjustments made at the time of the Second
                                  Death, the death benefit payable will be adjusted to reflect the amount of coverage that would have been supported by the most recent monthly deduction based on the then current cost of insurance rate for the correct ages and sexes.

ASSIGNMENTS                   Except as otherwise provided herein , any or all
                              of the rights in this policy may be assigned. We will not be considered to have notice of any assignment until We receive the original or copy of the assignment at Our VULA. We are not responsible for the validity of the assignment.

ANNUAL REPORTS                We will annually send You a report showing for
                              this policy:

                              a. the then current Policy Value, cash surrender value, death benefit and face amount;

                              b. the premiums paid, and deductions and partial surrenders made since the last report;

                              c.  any outstanding Debt;

                              d. an accounting of the change in Policy Value since the last report; and

                              e. such additional information as required by applicable law or regulation.

TRANSACTION RULES             Requests for transactions involving Subaccounts
                              will usually be processed within 7 days after We receive the Written Request at Our VULA. However,
                              We may, at Our discretion, postpone the payment of any death benefit in excess of the initial face amount, any policy loans, partial withdrawals, surrenders or transfers:

                              (A) For up to six months from the date of request,
                                  for any transactions dependent upon the value of the Guaranteed Interest Account; or


V602                                    4

                              (B) Otherwise, for any period during which the New
                                  York Stock Exchange is closed for trading
                                  (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make processing such transactions impractical.


                              PART 3: RIGHTS OF OWNER

WHO IS THE OWNER              The owner is the person named as owner in the
                              application, unless later changed as provided in this policy. If no other person is named as owner, the First Insured shall be the owner while living, and after his or her death, the Second Insured shall be the owner. If You are the owner, but You are not one of the Insureds and You die before the Second Death, ownership rights in this policy will pass to the successive owner, if one has been named, except that if joint owners are designated, ownership will remain with the surviving joint owners until death of the survivor unless otherwise provided. If more than one person is named as owner, they must act jointly unless You and We agree otherwise.

WHAT ARE THE RIGHTS           You control this policy until the second death,
OF THE OWNER                  but not until this policy begins In Force. Unless
                              You and We agree otherwise, You may exercise all rights provided under this policy without consent of anyone else. Your rights include the right to:

                              a. Receive any amounts payable under this policy before the Second Death.

                              b.  Change the owner or the interest of any owner.

                              c. Change the planned premium payment amount and frequency. See Part 4.

                              d. Change the Subaccount allocation schedule for premium payments and monthly deductions. See
                                  Part 4.

                              e.  Transfer amounts between and among
                                  Subaccounts. See Part 6.

                              f.  Obtain policy loans. See Part 6.

                              g.  Obtain a partial surrender. See Part 6.

                              h. Surrender this policy for its cash surrender value. See Part 6.

                              i. Select a payment option for any cash surrender value that becomes payable. See Part 6.

                              j.  Request changes in the insurance amount. See
                                  Part 7.


V602                                    5

                              k. Change the beneficiary of the death benefit. See Part 7.

                              l. Assign, release, or surrender any interest in the policy.

                              m.  Change the death benefit option. See Part 7.

                              You may exercise these rights only until the Second Death. Your exercise of any of these rights will, to the extent thereof, assign, release, or surrender the interest of either or both of the Insureds and all beneficiaries and successive owners under this policy.

HOW TO CHANGE THE OWNER       You may change the owner by Written Request,
                              satisfactory to Us, filed at Our VULA.


                              PART 4: PREMIUMS

PREMIUM PAYMENTS              The issue premium as shown on the Schedule Page is
                              due on the Policy Date. Both Insureds must be alive when the issue premium is paid. Thereafter, the amount and payment frequency of planned premiums are as shown on the Schedule Page unless later changed as described below. All premiums are payable at Our VULA, except that the issue premium may be paid to an authorized agent of ours for forwarding to Our VULA. No benefit associated with any premium shall be provided until it is actually received by Us at Our VULA.

PREMIUM DEDUCTIONS            Premium tax charges, federal tax charges, and
                              sales charges as stated on the Schedule Page, will be deducted from any premiums received by Us at Our VULA. If the issue premium is received by Us at Our VULA after the Policy Date, then it will also be reduced by the amount necessary to cover any past unpaid monthly deductions described below. In addition, payments received by Us during a grace period will also be reduced by the amount needed to cover any monthly deductions during the grace period.

NET PREMIUM ALLOCATION        The  premiums,   net of  these  charges,  will be
TO SUBACCOUNTS                applied on the Payment Date to the various
                              Subaccounts based on the premium allocation schedule elected in the application for this policy or as later changed by You. You may change the allocation schedule for premium payments by written notice filed with Us at Our VULA.
                              Allocations to each Subaccount must be expressed in whole percentages unless We agree otherwise. We reserve the right to limit the number of Subaccounts you may elect at any one time and/or over the life of the Policy.

                              The number of Units credited to each Subaccount of the Separate Account will be determined by dividing the net premium applied to that Subaccount by the unit value of that Subaccount on the Payment Date.


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

                              The number of Units credited to each Subaccount of the Separate Account is carried to four decimal places.

PREMIUM FLEXIBILITY           Subject to the total premium limit described in
                              the next section and except for the issue premium, You may change the amount and frequency of premium payments while this policy is In Force as follows:

                              a. You may increase or decrease the planned premium amount or payment frequency at any time by written notice to Us. We reserve the right to limit increases to such maximums as We may establish from time to time.

                              b. Additional premium payments may be made at any time.

                              c. Each premium payment made must at least equal $25 or, if during a grace period, the amount needed to prevent lapse of this policy. We reserve the right to reduce or increase the limit.

TOTAL PREMIUM LIMIT           The total premium limit is shown on the Schedule
                              Page and is applied to the sum of all premiums received by Us for this policy to date, reduced by the sum of all partial surrender amounts paid by Us to date. If the total premium limit is exceeded, We will pay You the excess, with interest at an annual rate of not less than 4%, not later than 60 days after the end of the Policy
                              Year in which the limit was exceeded. The Policy
                              Value will be adjusted to reflect such refund. The amount to be taken from the Subaccount will be allocated in the same manner as provided for monthly deductions unless You request another allocation In Writing.

                              The total premium limit may be exceeded if additional premium is needed to prevent lapse under the grace period and lapse provision. The total premium limit may change due to:

                              a. a partial surrender or a decrease in face amount

                              b.  addition, cancellation, or change of a rider;
                                  or

                              c.  a change in federal tax laws or regulations.

                              If the total premium limit changes, We will send You a revised Schedule Page reflecting the change. However, We reserve the right to require that this policy be returned to Us so that We may endorse the change.

GRACE PERIOD AND LAPSE        During the first three Policy Years, if on any
                              Monthly Calculation Day, the required monthly deduction exceeds the Policy Value, less any Debt, a grace period of 61 days will be allowed for the payment of an amount equal to three times the required monthly deduction.


V602                                    7

                              After the third Policy Year, if on any Monthly Calculation Day, the required monthly deduction exceeds the cash surrender value, a grace period of 61 days will be allowed for the payment of an amount equal to three times the required monthly deduction.

                              This policy will continue In Force during any such grace period. We will mail to you and any Assigns at the post office addresses last known to Us, a written notice as to the amount of premium required. If such premium is not paid to Us by the end of the grace period this policy will lapse without value, but not before 30 days have elapsed since We mailed Our written notice to You. The "date of lapse" will be the Monthly Calculation Day on which the deduction was to be made, and any insurance and rider benefits provided under this policy will terminate as of that date.

POLICY VALUE                  The Policy Value is the sum of this policy's share
                              in the value of each Subaccount of the Separate
                              Account and the value of this policy's Guaranteed
                              Interest Account. See Part 5 for an explanation as to how this policy's share in the value of each Subaccount of the Separate Account is determined and for a description of the Guaranteed Interest
                              Account.

MONTHLY DEDUCTION             A deduction is made each Policy Month from the
                              Policy Value (excluding the value of the loaned portion of the Guaranteed Interest Account) to pay:

                              (a) the cost of insurance provided under this
                                  policy;

                              (b) the cost of any rider benefits provided;

                              (c) an administrative charge as shown on the
                                  Schedule Page; and

                              (d) for the first Policy Year, one twelfth of the
                                  Issue Expense charge shown on the Schedule
                                  Page. Any unpaid balance of the Issue Expense Charge will be paid to Us upon policy lapse or termination.

                              Deductions are made on each Monthly Calculation Day. If the Monthly Calculation Day is not a Valuation Date, the monthly deduction for that Policy Month will be made on the Valuation Date.

                              You may request in the application for this policy that monthly deductions not be taken from certain specified Subaccounts. Such a request may later be changed by notifying Us In Writing, but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining Subaccounts exclusive of the loaned portion of the Guaranteed Interest Account, on a Proportionate basis. In the event this policy's share in the value of such Subaccounts is not sufficient to permit the withdrawal of the full monthly deduction, the remainder will be taken on a Proportionate basis from this policy's


V602                                    8
                              share of each of the other Subaccounts exclusive of the loaned portion of the Guaranteed Interest Account. The number of units deducted from each Subaccount of the Separate Account will be determined by dividing the portion of the monthly deduction allocated to each such Subaccount by the unit value of that Subaccount on the Monthly Calculation Day.

                              Each monthly deduction will pay the cost of insurance from the Monthly Calculation Day on which the deduction is made up to, but not including, the next Monthly Calculation Day. The cost of insurance is equal to the cost of insur-ance rate for the current Policy Month divided by 1,000 and then multiplied by the result of:

                              (a) the death benefit on the Monthly Calculation
                                  Day; minus

                              (b) the Policy Value on the Monthly Calculation
                                  Day.

                              The cost of insurance rate for the current Policy Month is based on the Insureds' Attained Ages and risk classifications. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates on the Schedule Page for the risk classifications shown, or such lower rate as We may declare. Any change We make in the declared cost of insurance rates will be uniform by class and based on Our future mortality, expense and lapse expectations. The declared cost of insurance rates for any of the Insureds will not be affected by changes in any of the Insureds' health or occupation.


                              PART 5: THE ACCOUNTS

                              Assets under this policy may be allocated either to the Guaranteed Interest Account or to any of the Subaccounts of the Separate Account.

GUARANTEED INTEREST           The Guaranteed  Interest  Accounts are not part
ACCOUNTS                      of the Separate Account. It is part of Our General
                              Account. We reserve the right to limit cumulative deposits, including transfers, to the unloaned portion of the Guaranteed Interest Accounts during any one-week period to no more than $250,000. We will credit interest daily on the amounts allocated under this policy to the Guaranteed
                              Interest Accounts. The loaned portion of the Guaranteed Interest Accounts will be credited interest at an effective annual fixed rate as shown on the Schedule Page. We will credit interest on the unloaned portion of the Guaranteed
                              Interest Accounts at such rates as We shall determine but in no event will the effective annual rate of interest on such portion be less than the minimum interest rate shown on the Schedule Page.

                              Twice each calendar month We will set the interest rate that will apply to any net premium or transferred amounts deposited to the unloaned portion of the Guaranteed Interest Accounts during the applicable period


V602                                    9
                              of that month. That rate will remain in effect for such deposits, for an initial guaranteed period of one full year. Upon expiry of the initial one-year guarantee period thereafter, the rate applicable for any deposits in the unloaned portion of the Guaranteed Interest Accounts whose guarantee period has just ended shall be the same rate that applies to new deposits to such Subaccount at the time the guaranteed period expires. Such rate shall likewise remain in effect for such deposits for a subsequent guarantee period of one full year.

                              All transfers, partial surrenders, and deductions from the unloaned portion of the Guaranteed Interest Accounts will be assessed on a Last-In, First-Out basis based on the date the deposit was initially made to the unloaned portion of such Subaccount. At the end of each Policy Year and at the time of any Debt repayment, interest credited to the loaned portion of the Guaranteed Interest Accounts will be transferred to the unloaned portion of the Guaranteed Interest Accounts. We reserve the right to add other Guaranteed Interest Accounts, subject, where required, to approval by the insurance supervisory official of the state where this policy is delivered.

SEPARATE ACCOUNT              The Separate Account has been established by Us as
                              a Separate Account pursuant to New York law and is registered as a Unit investment trust under the Investment Company Act of 1940 (1940 Act). Income and realized and unrealized gains and losses from assets in the Separate Account are credited to or charged against it without regard to other income, gains or losses. We own the Separate Account assets and they are kept separate from the Assets of Our General Account. Separate Account assets will be valued on each Valuation Date. The portion of the Separate Account equal to reserves and liabilities for policies supported by the Separate
                              Account will not be charged with any liabilities arising out of Our other business. We reserve the right to use assets of Our Separate Account in excess of these reserves and liabilities for any purposes.

                              The Separate Account has several Subaccounts available under this policy as shown on the Schedule Page. We have the right to add or delete additional Subaccounts of the Separate Account subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where the policy is delivered. We use the assets of the Separate Account to buy shares of the Fund identified on the Schedule Page according to Your allocation instructions. The Fund is registered under the 1940 Act as an open-end, diversified management investment company. The Fund has separate Portfolios that correspond to the Subaccounts of the Separate Account. Assets of each such Subaccount are invested in shares of the corresponding Fund Portfolio.

                              A Portfolio of the fund might make a material change in its investment policy. If that occurs, You will be notified of the change. In addition,

V602                                    10
                              no change will be made in the investment policy of any of the Subaccounts of the Separate Account without approval of the appropriate insurance supervisory official of Our domiciliary state of New York. The approval process is on file with the insurance supervisory official of the state where the policy is delivered. If, in Our judgment, a Portfolio of the Fund becomes unsuitable for investment by a Subaccount of the Separate Account for any reason, We may substitute shares of another Portfolio of the Fund or shares of another mutual fund. Any such change will be subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered.

VOTING RIGHTS                 Although We are the legal owner of the Fund
                              shares, We will vote the shares at regular and special meetings of the shareholders of the Fund in accordance with instructions received from You and the other owners of the policies. Any shares held by Us will be voted in the same proportion as voted by You and the other owners of the policies.
                              However, We reserve the right to vote the shares of the Fund without direction from You if there is a change in the law which would permit this to be done.

SHARE OF SEPARATE             The share of this policy in the value of each
ACCOUNT SUBACCOUNT            Subaccount of the Separate Account on a valuation
VALUES                        date is the Unit value of that Subaccount on that
                              date multiplied by the number of this policy's
                              Units in that Subaccount after all transactions for the Valuation Period ending on that day have been processed. For any day which does not fall on a Valuation Date, the share of this policy in the value of each Subaccount of the Separate Account is determined using the number of Units on that day after all transactions for that day have been processed and the unit values on the next
                              Valuation Date.

UNIT VALUE                    The unit value of each Subaccount of the Separate
                              Account was set by Us on the first Valuation Date of each Subaccount. The unit value of a Subaccount of the Separate Account on any other Valuation
                              Date is determined by multiplying the unit value of that Subaccount on the just prior Valuation
                              Date by the Net Investment Factor for that Subaccount for the then current Valuation Period.
                              The unit value of each Subaccount of the Separate
                              Account on a day other than a Valuation Date is the unit value on the next Valuation Date. unit values are carried to 6 decimal places. The unit value of each Subaccount of the Separate Account on a Valuation Date is determined at the end of that day.

NET INVESTMENT FACTOR         The Net Investment Factor for each Subaccount of
                              the Separate Account is determined by the investment performance of the assets held by the Subaccount during the Valuation Period. Each valuation will follow applicable law and accepted procedures. The Net Investment Factor is equal to item (D) below subtracted from the result of dividing the sum of items (A) and (B) by item (C) as defined below.

V602                                    11

                              (A) The value of the assets in the Subaccount on
                                  the current valuation date, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current Valuation Period.

                              (B) The amount of any dividend (or, if applicable,
                                  any capital gain distribution) received by the Subaccount if the "ex-dividend" date for shares of the Fund occurs during the current Valuation Period.

                              (C) The value of the assets in the Subaccount as
                                  of the just prior Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the Valuation Period ending on that date.

                              (D) The sum of the following daily charges as
                                  shown on the Schedule Page, multiplied by the number of days in the current valuation period:

                                  (1) the mortality and expense risk charge; and

                                  (2) the charge, if any, for taxes and reserves
                                      for taxes on investment income, and
                                      realized and unrealized capital gains.


                              PART 6:   LIFETIME BENEFITS

TRANSFERS                     You may transfer all or a portion of this policy's
                              value among one or more of the Subaccounts of the Separate Account and the unloaned portion of the Guaranteed Interest Account. We reserve the right to limit the number of transfers You may make, however, You can make up to six transfers per contract year from Subaccounts of the Separate
                              Account and only one transfer per contract year from the unloaned portion of the Guaranteed
                              Interest Account unless the Systematic Transfer
                              Program is elected. Under that program, funds may be transferred automatically among the Subaccounts on a monthly, quarterly, semi-annual or annual basis. Unless We agree otherwise, the minimum initial and subsequent transfer amounts are $25 monthly, $75 quarterly, $150 semi-annually or $300 annually. Except as otherwise provided under the Systematic Transfer Program, the amount that may be transferred from the Guaranteed Interest
                              Account at any one time cannot exceed the higher of $1,000 or 25% of the value of the Guaranteed
                              Interest Account.

                              We reserve the right to prohibit transfers from a Subaccount of less than the lesser of $500 and the Subaccount balance.

                              Transfers may be made by written or telephone request. The maximum transfer charge is shown on the Schedule Page. There is no transfer


V602                                    12
                              charge for the Systematic Transfer Program. Any such charge will be deducted from the Subaccounts from which the amounts are to be transferred in the same proportion as the amounts to be transferred bear to the total amount transferred. The value of each Subaccount will be determined on the Valuation Date that coincides with the date of transfer.

LOANS While this policy is In Force, a loan may be obtained against this policy in any amount up to the available loan value. To obtain a loan, this policy must be properly assigned to Us as security. We need no other collateral. We reserve the right not to allow loans of less than $500 unless the loans are to pay premiums on another policy issued by Us.

                              The maximum loan value is 90% of the result of subtracting the then applicable surrender charge from the then Policy Value. The "available loan value" is the maximum loan value on the current day less any outstanding Debt.

                              The amount of the loan will be added to the loaned portion of the Guaranteed Interest Account and subtracted from this policy's share of the Subaccounts based on the allocation You request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the Guaranteed Interest Account. Unless We agree otherwise, allocations to each Subaccount must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each Subaccount will be determined in the same manner as provided for monthly deductions.

                              Debt may be repaid at any time before the Second Death while this policy is In Force. Such repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the Guaranteed Interest Account and will be transferred to the unloaned portion of the Guaranteed Interest Account to the extent that loaned amounts taken from such account have not previously been repaid. Otherwise, such balance will be transferred among the Subaccounts You request upon repayment and, if no allocation request is made, We will use Your most recent premium allocation schedule on file with Us. Any Debt repayment received by Us during a grace period as described in Part 4 will be reduced to cover any overdue monthly deductions and only the balance applied to reduce the Debt. Such balance will also be applied as described to reduce the loaned portion of the Guaranteed Interest Account.

                              While there is an outstanding Debt against this policy, any payments received by Us for this policy will be applied directly to reduce the Debt unless specified as a premium payment. Until the Debt is fully repaid, additional Debt repayments may be made at any time during the lifetime of the insured while this policy is In Force.


V602                                    13

                              Failure to repay a policy loan or to pay loan interest will not terminate this policy except as otherwise provided under Grace period and Lapse in
                              Part 4 when the policy does not have sufficient remaining value to pay the monthly deductions, in which event, that grace period provision will apply.

LOAN INTEREST                 Loans will bear interest at an effective annual
                              rate equal to the loan interest rate shown on the Schedule Page and will be compounded daily.
                              Interest will accrue on a daily basis from the date of the loan and is included as part of the Debt under this policy. Loan interest will be due on each Policy Anniversary. If not paid when due, the outstanding accrued interest on that date will be charged as a loan against this policy.

CASH SURRENDER VALUE          The cash surrender value of this policy is the
                              Policy Value as defined in Part 4 less any applicable surrender charge on the date of surrender and less any Debt. The surrender charge for a full surrender is as stated on the Schedule
                              Pages, or Revised Schedule Pages if there has been an increase in face amount.

FULL SURRENDER                You may fully surrender this policy for its cash
                              surrender value by returning this policy to Us at Our VULA along with a written release and surrender of all claims under this policy signed by You and any Assigns. You may do this at any time before the Second Death while this policy is In Force. The written surrender must be in a form satisfactory to Us and must include such tax withholding information as We may reasonably require. The surrender will be effective on the "date of surrender" which is the later of the dates on which We receive the returned policy and the written surrender. Upon full surrender all insurance and any rider benefits provided under this policy will terminate. You may direct that We apply the surrender proceeds under any of the Payment Options described in Part 8.

PARTIAL SURRENDER             You may obtain a partial surrender of this policy
                              by requesting that a part of this policy's cash surrender value be paid to You. You may do this at any time before the Second Death while this policy is In Force with a Written Request signed by You and any Assigns. We reserve the right to require that this policy first be returned to Us before payment is made. A partial surrender will be effective on the date We receive this policy if later. You may direct that We apply the surrender proceeds under any of the Payment Options described in Part 8.

                              A partial surrender will be denied if the resultant cash surrender value would be less than or equal to zero. We reserve the right not to allow partial surrenders if the resulting death benefit would be less than $25,000 or if the amount of the partial surrender is less than $500. We further reserve the right to require that the entire balance of a Subaccount be surrendered and withdrawn if the share of this policy in the value of that Subaccount would, immediately after a partial surrender, be less than $500.

V602                                    14

                              Upon a partial surrender, the Policy Value will be reduced by the sum of the following:

                              (A) The partial surrender amount paid. This amount
                                  comes from a reduction in this policy's share in the value of each Subaccount based on the allocation You request at the time of the partial surrender. If no allocation request is made, the assessment to each Subaccount will be made in the same manner as provided for monthly deductions.

                              (B) The partial surrender fee. The fee is the
                                  lesser of $25 and 2% of the partial surrender amount paid. The assessment to each sub-account will be made in the same manner as provided for the partial surrender amount paid.

                              (C) A partial surrender charge. This charge is
                                  equal to a pro-rata portion of the applicable surrender charge that would apply to a full surrender, determined by multiplying such applicable surrender charge by a fraction equal to the partial surrender amount payable divided by the result of subtracting the applicable surrender charge from the Policy Value. This amount is assessed against the Subaccounts in the same manner as provided for the partial surrender amount paid.

                              The face amount of this policy will be reduced by the same amount as the Policy Value is reduced as described above. We will send You a Revised Schedule Page reflecting the change.

ADDITIONAL INSURANCE          While this policy is In Force and subject to the
OPTION                        terms of this provision, including Our receipt of
                              evidence satisfactory to Us of both of the Insureds' then insurability, You have the option to purchase additional insurance on the same
                              Insureds under the same plan of insurance as this policy without Our assessment of any issue expense charge under the new policy. Except for Our waiver of the issue expense charge, the new policy will be based on the same guaranteed rates and charges as are in effect for this plan on the Policy Date of this policy as adjusted for the Insureds' new
                              Attained Ages and changes, if any, in risk classifications. The new policy will only include such rider benefits as We may agree based on Our rules and practices in effect on the Policy Date of the new policy. The amount of insurance under the new policy, when added to all other insurance with Our company on the lives of either of the Insureds, cannot exceed Our total insurance amount limitations in effect on the Policy Date of the new policy.

                              To elect this option, You must file a written application with Our VULA. It must be signed by You and both of the Insureds. We must also receive:


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

                              (A) Evidence that You have satisfactory insurable
                                  interest in the lives of the Insureds.

                              (B) Evidence, satisfactory to Us, that both
                                  Insureds are then insurable under Our
                                  established practice in the selection of risks for this plan of insurance, including the new amount applied for and rider benefits requested. Selection of risks includes health and non-health factors.

                              (C) Payment, while both Insureds are alive, of the
                                  full issue premium for the new policy. The payment must equal or exceed Our minimum issue premium requirements in effect for this plan on the Policy Date of the new policy.

                              Any exclusions applicable to the new policy will be determined in accordance with Our rules and practices in effect on the Policy Date of the new policy. The new policy will not be subject to any assignments or liens against this policy. The owner and the beneficiary under the new policy shall be as requested in the application for the new policy. Any subsequent changes will be governed by the printed provisions of the new policy.

                              The new policy will begin in effect as of the later of:

                              a. Our approval of the application for the new policy;

                              b. payment of the full issue premium due on the new policy.

                              The Policy Date of the new policy will be as shown on the schedule pages of the new policy based on Our rules and practices then in effect. The time periods for the suicide and contestability provisions in the new policy will be measured from the Policy Date of the new policy.


                              PART 7: DEATH BENEFITS

                              While the policy is in effect, You have the right to elect either of the two death benefit options as described below. The death benefit option shall be as elected in the original application unless later changed as provided below. If no option is elected, Death Benefit Option A shall apply.

DEATH BENEFIT OPTION A        Under this option, during all Policy Years until
                              the Policy Anniversary which is nearest the Younger Insured's 100th birthday, the death benefit is equal to the greater of (a) or (b) as defined below:

                              a. the policy's face amount on the date of the Second Death.

                              b. the minimum death benefit on the date of the Second Death as described below.


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

DEATH BENEFIT OPTION B        Under this option, during all Policy Years until
                              the Policy Anniversary which is nearest the Younger Insured's 100th birthday, the death benefit is equal to the greater of (a) or (b) as defined below:

                              a. the policy's face amount on the date of the Second Death plus the Policy Value.

                              b. the minimum death benefit on the date of the Second Death as described below.

                              Under Death Benefit Option B, on the later of the tenth Policy Anniversary and the Policy Anniversary nearest the oldest insured's 65th birthday, the face amount will be increased by an amount equal to the Policy Value. From that date on, the death benefit will be equal to the greater of the face amount and the minimum death benefit as defined below.























MINIMUM DEATH BENEFIT         The minimum death benefit is the Policy Value on
                              the date of the Second Death increased by the applicable percentage from the table below, based on the Younger Insured's Attained Age at the beginning of the Policy Year in which the Second
                              Death occurs.


Attained             Attained             Attained             Attained
  Age        Pct       Age        Pct       Age        Pct       Age        Pct
  ---        ---       ---        ---       ---        ---       ---        ---


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

Under 40     150%      53         64%       67         18%       81         5%
   40        150       54         57        68         17        82         5
   41        143       55         50        69         16        83         5
   42        136       56         46        70         15        84         5
   43        129       57         42        71         13        85         5
   44        122       58         38        72         11        86         5
   45        115       59         34        73          9        87         5
   46        109       60         30        74          7        88         5
   47        103       61         28        75          5        89         5
   48         97       62         26        76          5        90         5
   49         91       63         24        77          5        91         4
   50         85       64         22        78          5        92         3
   51         78       65         20        79          5        93         2
   52         71       66         19        80          5        94         1
                                                                 95         0
                                                              Over 95       0


DEATH BENEFIT FOLLOWING       After the policy anniversary which is nearest to
YOUNGER INSURED'S AGE 100     the Younger Insured's 100th birthday, the death
                              benefit will equal the Policy Value.

HOW TO CHANGE THE             While this policy is In Force You may request In
DEATH BENEFIT OPTION          Writing that the Death Benefit Option be changed
                              from Option 1 to Option 2, or from Option 2 to
                              Option 1. No evidence of insurability is required.
                              If the request is to change from Option 1 to Option 2, the face amount will be decreased by the Policy Value; if the request is to change from Option 2 to Option 1, the face amount will be increased by the Policy Value. Any such change will be in effect on the Monthly Calculation Day coincident with or next following the day We approve the request.

REQUEST FOR A DECREASE        You may request a decrease in face amount at any
IN FACE AMOUNT                time after the first Policy Year. Unless We agree
                              otherwise, the decrease requested must at least equal $10,000 and the face amount remaining after the decrease must at least equal $25,000. All requests to decrease the face amount must be In
                              Writing and will be effective on the first Monthly
                              Calculation Day following the date We approve the request. We reserve the right to require that this policy first be returned to Us before the decrease is made. Upon a decrease in face amount, a partial surrender charge will be deducted from the Policy
                              Value based on the amount of the decrease. The charge will equal the applicable surrender charge that would then apply to a full surrender multiplied by the result of dividing the decrease in face amount by the face amount of the policy before the decrease. We will send You a Revised
                              Schedule Page reflecting the change.

DEATH PROCEEDS                Upon receipt of due proof at Our VULA that both
                              Insureds died while this policy is In Force, We will pay the death proceeds of this policy. The death proceeds equal the death benefit on the date of the Second Death, with the following adjustments;


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

                              (A) We will deduct any Debt outstanding against
                                  this policy.

                              (B) We will deduct any monthly deductions to and
                                  including the Policy Month of death not
                                  already made.

                              (C) We will add any premiums received by Us after
                                  the Monthly Calculation Day just prior to the date of the Second Death and on or before the date of the Second Death.

INTEREST ON DEATH             We will pay interest on any death proceeds from
PROCEEDS                      the date of the second death of the Insureds to
                              the date of payment. The amount of interest will be the same as would be paid were the death proceeds left for that period of time to earn interest under Payment Option 2.

THE BENEFICIARY               Unless You provide otherwise, any death benefit
                              that becomes payable under this policy will be paid in equal shares to the beneficiaries living at the Second Death. Payments will be made successively in the following order:

                              a.  Primary Beneficiaries.

                              b. Contingent Beneficiaries, if any, provided no primary beneficiary is living at the Second Death.

                              c.  You or Your executor or administrator,
                                  provided no primary or contingent beneficiary is living at the Second Death.

                              Unless otherwise stated, the relationship of a beneficiary is the relationship to the First Insured.

HOW TO CHANGE THE             You may change the beneficiary under this policy
BENEFICIARY                   by written notice signed by You and filed with Us
                              at Our VULA. When We receive it, the change will relate back and take effect as of the date it was signed. However, the change will be subject to any payments made or actions taken by Us before We received the notice at Our VULA.


                              PART 8: PAYMENT OPTIONS

WHO MAY ELECT                 The proceeds of this policy will be paid in one
PAYMENT OPTIONS               sum unless otherwise provided. As an alternative
                              to payment in one sum as provided under Option 1, any surrender or death proceeds that become payable under an account may be applied under one or more of the alternative income payment options as described in this part or such other payment options as may then be currently available for the policy.

                              Our consent is required for the election of an income payment option by a fiduciary or any entity other than a natural person. Our consent is also


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

                              required for elections by any Assigns or an owner other than the insured if the owner has been changed. You may designate or change one or more beneficiaries who will be the payee or payees under the option elected. You may only do this until the Second Death. For death proceeds, if no election is in effect when the death benefit becomes payable, the beneficiary may elect a payment option.

                              Unless We agree otherwise, all payments under any option chosen will be made to the designated payee or to his executor or administrator. We may require proof of age of any payee or payees on whose life payments depend as well as proof of the continued survival of any such payee(s).


HOW TO ELECT A                The election of an income payment option must be
PAYMENT OPTION                in a written form satisfactory to Us. Payments may
                              be made on an annual, semi-annual, quarterly, or monthly basis provided that each installment will at least equal $25. We also require that at least
                              $1,000 be applied under any income option chosen.

PAYMENT OPTIONS               This section provides a brief description of the
                              various payment options that are available. In
                              Part 9 You will find tables illustrating the guaranteed installment amount provided by several of the options described in this section. The amount shown for Options 4, 5, and 7 are the minimum monthly payments for each $1,000 applied.
                              The actual payments will be based on the monthly payment rates We are using when the first payment is due. They will not be less than shown in the tables.

                              Option 1 - Payment in one sum

                              Option 2 - Left to earn interest

                                We pay interest during the payee's lifetime on the amount left with Us under this option as a principal sum. We will guarantee that at least one of the versions of this option will provide interest at a rate of at least 3% per year.

                              Option 3 - Payments for a specified period

                                Equal income installments are paid for a specified period of years whether the payee lives or dies. The first payment will be on the date of settlement. The Option 3 Table shows the guaranteed amount of each installment for monthly and annual payment frequencies. The table assumes an interest rate of 3% per year on the unpaid balance. The actual interest rate is guaranteed not to be less than this minimum rate.


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

                              Option 4 - Life annuity with specified period certain

                                Equal installments are paid until the later of:

                                  (A) The death of the payee.

                                  (B) The end of the period certain.

                                The first payment will be on the date of settlement. The period certain must be chosen at the time this option is elected. The periods certain that may be chosen are as follows:

                                  (A)  Ten years

                                  (B)  Twenty years

                                  (C)  Until the installments paid refund the
                                       amount applied under this option. If the payee is not living when the final payment falls due, that payment will be limited to the amount which needs to be added to the payments already made to equal the amount applied under this option.

                              If, for the age of the payee, a period certain is chosen that is shorter than another period certain paying the same installment amount, We will deem the longer period certain as having been elected. The life annuity provided under this option is calculated using an interest rate of 3-3/8%, except that any life annuity providing a period certain of twenty years or more is calculated using an interest rate of 3-1/4%.


                              Option 5 - Life Annuity

                                Equal installments are paid only during the lifetime of the payee. The first payment will be on the date of settlement. Any life annuity as may be provided under this option is calculated using an interest rate of 3-1/2%.

                              Option 6 - Payments of specified amount

                                Equal installments of a specified amount, out of the principal sum and interest on that sum, are paid until the principal sum remaining is less than the amount of the installment. When that happens, the principal sum remaining with accrued interest will be paid as a final payment. The first payment will be on the date of settlement. The payments will include interest on the principal sum remaining at a rate guaranteed to at least 3% per year. This interest will be credited at the end of each year. If the amount of interest credited at the


V602                                    21
                                end of a year exceeds the income payments made in the last 12 months, the excess will be paid in one sum on the date credited.

                              Option 7 - Joint survivorship annuity with 10-year period certain

                                The first payment will be on the date of settlement. Equal income installments are paid until the latest of:

                                   (A) The end of the 10-year period certain.

                                   (B) The death of the insured.

                                   (C) The death of the other named annuitant.

                              The other annuitant must be named at the time this option is elected and cannot later be changed. That annuitant must have an adjusted age as defined in Part 9 of at least 40. The joint survivorship annuity provided under this option is calculated by using an interest rate of 3-3/8%.

                              We may offer other payment options or alternative versions of the options listed in the above section.

ADDITIONAL INTEREST           In addition to:

                                (A) the interest of 3% per year guaranteed on the principal sum remaining with Us under Options 2 or 6; and

                                (B) the interest of 3% per year included in the installments payable under Option 3.

                              We will pay or credit at the end of each year such additional interest as We may declare.


                              PART 9: TABLES OF PAYMENT OPTION AMOUNTS

                              The installment amounts shown in the tables that follow are shown for each $1,000 applied. Amounts for payment frequencies, periods or ages not shown will be furnished upon request. Under Options 4 and 5, the installment amount for younger ages than shown will be the same as for the first age shown and for older ages than shown it will be the same amount as for the last age shown.


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

                              The term "age" as used in the tables refers to the adjusted age. Under Options 4 and 5, the adjusted age is defined as follows:

                                (A) For surrender values, the age of the payee on the payee's birthday nearest to the Policy Anniversary nearest the date of surrender.

                                (B) For death proceeds, the age of the payee on the payee's birthday nearest the effective date of the payment option elected.

                              Under Option 7, the adjusted age is the age on the birthday nearest the Policy Anniversary nearest the date of surrender.


                   OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

Number of Years            5          6          7          8          9          10         11        12        13
-------------------     -------     ------     ------     ------     ------     ------     ------     -----     -----
Annual Installments     $211.99     179.22     155.80     138.31     124.89     113.82     104.93     97.54     91.29
Mo. Installments         $17.91      15.14      13.16      11.68      10.53       9.61       8.86      8.24      7.71

             OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD (CONTINUED)

Number of Years            14         15         16         17         18         19         20        25        30
-------------------     -------     ------     ------     ------     ------     ------     ------     -----     -----
Annual Installments      $85.95      81.33      77.29      73.74      70.59      67.78      65.26     55.76     49.53
Mo. Installments          $7.26       6.87       6.53       6.23       5.96       5.73       5.51      4.71


             *OPTION 4 - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN


 Age     Installment Refund   10 Yrs. Certain   20 Yrs. Certain      Age    Installment Refund   10 Yrs. Certain    20 Yrs. Certain
 of      ------------------   ---------------   ---------------      of     ------------------   ---------------    ---------------
Payee    Male        Female   Male     Female   Male     Female     Payee   Male        Female   Male     Female    Male     Female
-----    -----       ------   -----    ------   -----    ------     -----   -----       ------   -----    ------    -----    ------
  10     $3.08       $3.03    $3.08    $2.99    $3.00    $2.94        50    $4.36       $4.12    $4.50    $4.10     $4.28    $3.99
  15      3.14        3.09     3.15     3.04     3.07     3.00        55     4.76        4.47     4.95     4.47      4.61     4.31
  20      3.22        3.16     3.24     3.11     3.15     3.07        60     5.28        4.93     5.54     4.96      4.97     4.67
  25      3.33        3.24     3.34     3.20     3.25     3.15        65     5.97        5.54     6.30     5.63      5.29     5.06
  30      3.45        3.35     3.47     3.30     3.38     3.25        70     6.91        6.39     7.24     6.50      5.43     5.31
  35      3.61        3.48     3.64     3.43     3.55     3.38        75     8.21        7.57     8.26     7.56      5.44     5.40
  40      3.80        3.64     3.86     3.60     3.74     3.54        80    10.04        9.26     9.12     8.60      5.46     5.46
  45      4.05        3.85     4.14     3.82     3.99     3.74        85    12.61       11.68     9.60     9.31      5.46     5.46


                             OPTION 5 - LIFE ANNUITY
     Age of                              Age of
     Payee      Male     Female          Payee      Male      Female
     ------     ----     ------          ------     ----      ------
       10       3.17     3.12              50        4.62      4.28
       15       3.24     3.18              55        5.12      4.68
       20       3.32     3.25              60        5.79      5.24
       25       3.42     3.34              65        6.75      6.04
       30       3.56     3.44              70        8.15      7.22
       35       3.73     3.58              75       10.26      9.03
       40       3.95     3.75              80       13.54     11.88
       45       4.24     3.98              85       18.72     16.54


       *OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN

 Age of         Age of Insured               Age of         Age of Insured
  Other       ------------------              Other       ------------------
Annuitant            Male                   Annuitant            Male
   F           55     60     65                F           55     60     65
---------     ----   ----   ----            ---------     ----   ----   ----
   40         3.62   3.64   3.65               60         4.43   4.64   4.82
   45         3.80   3.83   3.86               65         4.61   4.93   5.23
   50         4.00   4.07   4.12               70         4.75   5.18   5.63
   55         4.22   4.34   4.44               75         4.86   5.36   5.96

 *OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN (CONTINUED)

 Age of         Age of Insured               Age of         Age of Insured
  Other       ------------------              Other       ------------------
Annuitant           Female                  Annuitant           Female
              ------------------                          ------------------
   F           55     60     65                F           55     60     65
---------     ----   ----   ----            ---------     ----   ----   ----
   40         3.72   3.77   3.80               60         4.34   4.64   4.93
   45         3.89   3.97   4.03               65         4.44   4.82   5.23
   50         4.06   4.19   4.31               70         4.50   4.95   5.48
   55         4.22   4.43   4.61               75         4.54   5.03   5.65

               * Minimum monthly income for each $1,000 applied.


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